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                                                         EXHIBIT 5


                              REVOLVING CREDIT NOTE
                              ----------------------


     $15,000,000                             New York, New York
                                             September 19, 1996


               FOR VALUE RECEIVED, the undersigned, MIDLAND USA, INC., a Delaware corporation (hereinafter referred to as "Borrower"), hereby PROMISES TO PAY to the order of SECURICOR COMMUNICATIONS LIMITED, a corporation formed under the laws of England and Wales ("Lender"), at 15 Carshalton Road, Sutton, Surrey, SM1 4LD, or at such other place as the holder of this Revolving Credit Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of fifteen million dollars ($15,000,000), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined), together with interest on the unpaid principal amount of this Revolving Credit Note outstanding from time to time from the date hereof at the rate or rates provided in the Loan Agreement.

               This Revolving Credit Note is issued pursuant to that certain Loan Agreement dated as of September 19, 1996 between Borrower and Lender (the "Loan Agreement"), and is entitled to the benefit and security of the Loan Documents provided for therein, to which reference is hereby made for a statement of all of the terms and conditions under which the loan evidenced hereby is made. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

               The principal amount of the indebtedness evidenced hereby shall be payable on the Repayment Date. Interest thereon shall accrue on a daily basis at the rate specified in the Loan Agreement and shall be capitalized on a monthly basis. Any accrued but uncapitalized interest shall be payable on the Repayment Date.

               If any payment on this Revolving Credit Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall continue to accrue at the then applicable rate during such extension.

               Upon and after the occurrence of an Event of Default, this Revolving Credit Note may, as provided in the Loan Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.
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               Demand, presentment, protest and notice of nonpayment and
     protest are hereby waived by Borrower.

               THIS REVOLVING CREDIT NOTE HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT NEW YORK, NEW YORK AND SHALL BE INTERPRETED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                   MIDLAND USA, INC.



                                   By:
                                      --------------------------------
                                      Name:
                                      Title:





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